Exhibit 23.2

[LETTERHEAD OF KABANI & COMPANY, INC.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Green Agriculture, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the China Green Agriculture, Inc. 2009 Equity Incentive Plan, dated as of December 11, 2009, as amended, certain Instruments of Grant of Nonqualified Stock Options and certain Non-Qualified Stock Option Agreements of our report dated September 8, 2009 with respect to the consolidated financial statements of China Green Agriculture, Inc. included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission on September 17, 2009.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ KABANI & COMPANY, INC.

KABANI & COMPANY, INC.
Los Angeles, California
December 22, 2009